As filed with the Securities and Exchange Commission on May 31, 2012

File No. 001-35487

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Engility Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	45-3854852
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3750 Centerview Drive Chantilly, Virginia	20151
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:

703-748-1400

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common stock, par value $0.01 per share	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

INFORMATION REQUIRED IN REGISTRATION STATEMENT

CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT AND ITEMS OF FORM 10

Item 1. Business

The information required by this item is contained under the sections “Summary,” “Risk Factors,” “Special Note About Forward-Looking Statements,” “Unaudited Pro Forma Condensed Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Management,” “Executive Compensation” and “Certain Relationships and Related Party Transactions” of the Information Statement filed as Exhibit 99.1 to this Form 10 (the “Information Statement”). Those sections are incorporated herein by reference.

Item 1A. Risk Factors

The information required by this item is contained under the section “Risk Factors” of the Information Statement. That section is incorporated herein by reference.

Item 2. Financial Information

The information required by this item is contained under the sections “Summary—Summary Historical and Unaudited Pro Forma Condensed Combined Financial Data,” “Capitalization,” “Selected Historical Condensed Combined Financial and Other Data,” “Unaudited Pro Forma Condensed Combined Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Information Statement. Those sections are incorporated herein by reference.

Item 3. Properties

The information required by this item is contained under the section “Business—Properties” of the Information Statement. That section is incorporated herein by reference.

Item 4. Security Ownership of Certain Beneficial Owners and Management

The information required by this item is contained under the section “Security Ownership of Certain Beneficial Owners and Management” of the Information Statement. That section is incorporated herein by reference.

Item 5. Directors and Executive Officers

The information required by this item is contained under the section “Management” of the Information Statement. That section is incorporated herein by reference.

Item 6. Executive Compensation

The information required by this item is contained under the sections “Management” and “Executive Compensation” of the Information Statement. Those sections are incorporated herein by reference.

Item 7. Certain Relationships and Related Transactions, and Director Independence

The information required by this item is contained under the sections “Management,” “Executive Compensation” and “Certain Relationships and Related Party Transactions” of the Information Statement. Those sections are incorporated herein by reference.

Item 8. Legal Proceedings

The information required by this item is contained under the section “Business—Legal Proceedings” of the Information Statement. That section is incorporated herein by reference.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

The information required by this item is contained under the sections “Risk Factors,” “The Spin-Off,” “Dividend Policy,” “Executive Compensation” and “Description of Capital Stock” of the Information Statement. Those sections are incorporated herein by reference.

Item 10. Recent Sales of Unregistered Securities

Not applicable.

Item 11. Description of Registrant’s Securities to be Registered

The information required by this item is contained under the sections “Risk Factors—Risks Relating to Our Common Stock,” “Dividend Policy” and “Description of Capital Stock” of the Information Statement. Those sections are incorporated herein by reference.

Item 12. Indemnification of Directors and Officers

The information required by this item is contained under the sections “Certain Relationships and Related Party Transactions—Agreements with L-3 Related to the Spin-Off—Distribution Agreement—Indemnification” and “Description of Capital Stock—Liability and Indemnification of Directors and Officers” of the Information Statement. Those sections are incorporated herein by reference.

Item 13. Financial Statements and Supplementary Data

The information required by this item is contained under the sections “Selected Historical Condensed Combined Financial and Other Data,” “Unaudited Pro Forma Condensed Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Capital Stock,” and “Index to Combined Financial Statements” and the statements referenced therein of the Information Statement. Those sections are incorporated herein by reference.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 15. Financial Statements and Exhibits

(a) Financial Statements

The information required by this item is contained under the section “Index to Combined Financial Statements” beginning on page F-1 of the Information Statement. That section is incorporated herein by reference.

(b) Exhibits

The following documents are filed as exhibits hereto:

Exhibit No.	Description

2.1	Form of Distribution Agreement*

3.1	Form of Amended and Restated Certificate of Incorporation*

3.2	Form of Amended and Restated Bylaws*

10.1	Form of Employee Matters Agreement*

10.2	Form of Tax Matters Agreement*

10.3	Form of Transition Services Agreement*

10.4	Form of Engility Holdings, Inc. 2012 Long Term Performance Plan*

10.5	Form of Engility Holdings, Inc. 2012 Directors Stock Incentive Plan*

10.6	Credit Agreement among Engility Holdings, Inc. and the lenders and arrangers party thereto*

10.7	Indenture among Engility Holdings, Inc., the guarantors party thereto and , as trustee*

10.8	Offer Letter between Anthony Smeraglinolo and L-3 Services, Inc.*

21.1	Subsidiaries of Engility Holdings, Inc.*

99.1	Information Statement, dated May 31, 2012

*	To be filed by amendment.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Engility Holdings, Inc.

By:	/s/ Anthony Smeraglinolo
President and Chief Executive Officer

Date: May 31, 2012